Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF
SERIES D CONVERTIBLE PARTICIPATING PREFERRED STOCK
OF
‘mktg, inc.’

            ‘mktg, inc.’ (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to Sections 151 and 141 of the DGCL, the Board of Directors of the Company adopted resolutions (i) designating a series of the Company’s previously authorized preferred stock, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of TWO MILLION FIVE HUNDRED THOUSAND (2,500,000) shares of Series D Convertible Participating Preferred Stock of the Company, as follows:

            RESOLVED, that the Company is authorized to issue 2,500,000 shares of Series D Convertible Participating Preferred Stock (the “Preferred Shares”), par value $0.001 per share, which shall have the following powers, designations, preferences and other special rights:

1.        Dividends. Other than as set forth in Section 10 hereof, no dividends shall be payable to holders of the Preferred Shares (each, a “Holder” and collectively, the “Holders”).

2.        Conversion of Preferred Shares. Preferred Shares shall be convertible into shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), on the terms and conditions set forth in this Section 2.

          (a)        Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

                      (i)          “Accretion Amount” means, on a per Preferred Share basis, an amount accruing on the Stated Value thereof at the Accretion Rate on an annual compounded basis from the Initial Issuance Date through and including the date of determination for such Preferred Share. For any partial year, the Accretion Amount shall be calculated based on the number of days that have actually elapsed and a year of 365 or 366 days, as applicable.

                      (ii)          “Accretion Rate” means fourteen percent (14%) per annum compounding annually, and for the period from and after the occurrence of a Triggering Event through such time that such Triggering Event is cured, sixteen and one half percent (16.5%) per annum.

                      (iii)          “Adjusted Price” means, for any Dilutive Issuance, the product of (A) the Conversion Price in effect immediately prior to such Dilutive Issuance and (B) a fraction,

             (x)          the numerator of which shall be (A) the number of shares of Common Stock Deemed Outstanding immediately prior to such Dilutive Issuance, plus (B) the number of shares of Common Stock which the aggregate consideration received upon such Dilutive Issuance would purchase at such then-existing Conversion Price, and

(y) the denominator of which shall be the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Issuance.

                    (iv)         “Approved Stock Plan” means any benefit plan created after the Subscription Date which has been approved by both the Board of Directors of the Company and by the Required Holders, pursuant to which the Company’s securities may be issued to any employee, officer, or consultant for services provided to the Company.

                    (v)         “Bloomberg” means Bloomberg Financial Markets.

                    (vi)        “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

                    (vii)        “Capital Stock” means: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

                    (viii)        “Change of Control” means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the Common Stock in which holders of a majority of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

                    (ix)        “Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price then the last trade price of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders. If the Company and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 2(d)(iii). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

                    (x)          “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 2(f)(i)(A) and 2(f)(i)(B) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable upon conversion of the Preferred Shares.

                    (xi)          “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

                    (xii)         “Conversion Amount” means the Stated Value.

                    (xiii)         “Conversion Price” means $0.47, subject to adjustment as provided herein.

                    (xiv)        “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

                    (xv)         “Eligible Market” means the NYSE, The NASDAQ Global Select Market, The NASDAQ Global Market, or The NASDAQ Capital Market.

                    (xvi)         “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock.

                    (xvii)        “Excluded Securities” means any Common Stock issued or issuable or deemed to be issued in accordance with Section 2(f) hereof by the Company: (i) in connection with any Approved Stock Plan; (ii) upon conversion of the Preferred Shares; (iii) upon exercise of the Warrants (as defined in the Securities Purchase Agreement), (iv) as consideration in connection with any strategic acquisition or transaction whether through an acquisition of stock or a merger of any business, assets or technologies the primary purpose of which is not to raise equity capital, provided, that such acquisition or transaction has been approved by the Required Holders (for the avoidance of doubt, any issuances pursuant to Section 3 of the Maritz Agreement shall not be considered an Excluded Security); and (v) in connection with any stock split, stock dividend, recapitalization or similar transaction by the Company for which adjustment is made pursuant to Section 2(f)(ii).

                    (xviii)          “Fair Market Value” means

                                    (a) in the case of cash, the amount thereof;

                                    (b) in the case of shares of stock where, at least thirty (30) days prior to the issuance thereof, other shares of the same class had been listed on an Eligible Market, the VWAP of such stock for the five (5) consecutive Trading Days immediately preceding the day as of which Fair Market Value is being determined;

                                    (c) in the case of shares of stock where, at least thirty (30) days prior to the issuance thereof, other shares of the same class had not been listed on an Eligible Market, but had been listed in the over-the-counter market as reported by Pink Sheets LLC or similar organization, the VWAP of such stock for the five (5) consecutive trading days on which shares of such stock have traded on such over-the-counter market immediately preceding the day as of which Fair Market Value is being determined; or

                                    (d) in the case of securities not covered by clause (b) or (c) above and in the case of other property not covered by clause (a), (b) or (c) above, the Fair Market Value of such securities or other property, as the case may be, shall be determined by an independent financial expert appointed for such purpose, using one or more valuation methods that the independent financial expert in its best professional judgment determines to be most appropriate, assuming, in the case of securities, such securities are fully distributed and in each case, such securities or other property are to be sold in an arm’s-length transaction and there was no compulsion on the part of any party to such sale to buy or sell and taking into account all relevant factors.

                    (xix)          “Fundamental Transaction” means that the Company shall (or, in the case of clause (vi), any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), but excluding a UCC Investor (as defined in the Securities Purchase Agreement) shall), directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person or Persons to make a purchase, tender or exchange offer that is accepted by the holders of more than fifty percent (50%) of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Person or Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the fifty percent (50%) of either the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock, or (vi) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) of the aggregate ordinary voting power represented by issued and outstanding Common Stock.

                    (xx)          “Indebtedness” means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with generally accepted accounting principles) (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations (as defined herein) in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

                    (xxi)          “Initial Issuance Date” means December 15, 2009.

                    (xxii)          “Liquidation Event” means the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions.

                    (xxiii)          “Maritz Agreement” means that agreement dated as of May 27, 2009 by and among the Company and Maritz LLC.

                    (xxiv)          “Maturity Date” means, with respect to a Preferred Share, December 15, 2015, unless extended pursuant to Section 2(d)(vii)(B).

                    (xxv)          “Nasdaq” means the Nasdaq Capital Market.

                    (xxvi)          “NYSE” means The New York Stock Exchange, Inc.

                    (xxvii)          “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

                    (xxviii)        “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

                    (xxix)            “Participation Amount” means the quotient of (A) the product of (x) the total of the Common Stock Deemed Outstanding at such time multiplied by (y) the Trading Price multiplied by (z) three percent (3%) divided by (B) 2,500,000, as appropriately adjusted for any stock dividend, stock split, combination or other similar recapitalization affecting such shares.

                    (xxx)            “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                    (xxxi)            “Principal Market” means Nasdaq, or if the Common Stock is not traded on the Principal Market, an Eligible Market.

                    (xxxii)           “Registration Rights Agreement” means that certain registration rights agreement by and among the Company and the initial Holders of the Preferred Shares dated as of the Initial Issuance Date, as such agreement may be amended from time to time as provided in such agreement.

                    (xxxiii)          “Required Holders” means the Holders of Preferred Shares representing at least a majority of the aggregate Preferred Shares then outstanding.

                    (xxxiv)          “SEC” means the Securities and Exchange Commission.

                    (xxxv)          “Securities Purchase Agreement” means that certain securities purchase agreement by and among the Company and the initial Holders, dated as of the Subscription Date, as such agreement further may be amended from time to time as provided in such agreement.

                     (xxxvi)          “Senior Notes” shall mean the Senior Secured Notes in the initial aggregate principal amount of $2,500,000 issued pursuant to the Securities Purchase Agreement, as such notes may be further amended, supplemented, restated, refinanced, or otherwise modified from time to time.

                     (xxxvii)          “Series D Preferred Stock” shall mean the Series D Convertible Participating Preferred Stock of the Company, par value $0.001 per share.

                     (xxxviii)         “Stated Value” means $1.00.

                     (xxxix)           “Subscription Date” means November 25, 2009.

                     (xl)                 “Subsidiaries” shall have the meaning as set forth in the Securities Purchase Agreement.

                     (xli)               “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.

                     (xlii)               “Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

                     (xliii)              “Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under this Certificate of Designations.

                     (xliv)              “Trading Day” means any day on which the Common Stock are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the shares of Common Stock are then traded.

                     (xlv)             “Trading Price” means:

                                    (a) with respect to any determinations to be made hereunder in connection with the Participation Amount upon the occurrence of any Liquidation Event pursuant to Section 8(b), the VWAP for the 20 consecutive Trading Days immediately prior to the date of such Liquidation Event;

                                     (b) with respect to any determinations to be made hereunder in connection with redemption of Preferred Shares upon the Maturity Date pursuant to Section 2(d)(vii), the VWAP for the 20 consecutive Trading Days immediately prior to the Maturity Date;

                                     (c) with respect to any determinations to be made hereunder in connection with the redemption of Preferred Shares upon the occurrence of a Change of Control pursuant to Section 8, the highest of (i) the Fair Market Value of the aggregate consideration paid to the holders of Common Stock on account of a share of Common Stock in connection with such Change of Control, (ii) the VWAP for the 20 consecutive Trading Days which are immediately prior to the announcement of a transaction or execution of an agreement that could result in such Change of Control, and (iii) the VWAP for the 20 consecutive Trading Days which are immediately prior to the date of payment and which, if applicable, follow the date of announcement of a transaction or execution of an agreement that could result in such Change of Control (provided, that in the case of this clause (iii), if the number of consecutive Trading Days from and after the announcement of a transaction or execution of an agreement that could result in a Change of Control, up to but not including the date of such Change of Control, is less than 20, then the VWAP for such lesser number of consecutive Trading Days shall be used instead); and

                                     (d) with respect to any determinations to be made hereunder in connection with the redemption of Preferred Shares upon the occurrence of a Triggering Event pursuant to Section 3(a), the VWAP for the 20 consecutive Trading Days immediately prior to the Triggering Event.

                    (xlvi)          “Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

                    (xlvii)          “VWAP” means, for any period, the per share volume-weighted average price of Common Stock for each Trading Day in such period as displayed under the heading “Bloomberg VWAP” on Bloomberg page [“CMKG <equity> AQR”] (or any successor thereto) in respect of the period from the scheduled open of trading on the first Trading Day in such period until the scheduled close of trading on the last Trading Day in such period (or if such volume-weighted average price is unavailable, the market price of one share of the Common Stock for such period determined, using a volume weighted average method, by an independent financial expert).

          (b)        Holder’s Conversion Right. At any time or times on or after the Initial Issuance Date until the Maturity Date, any Holder shall be entitled to convert any whole number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 2(d) at the Conversion Rate (as defined below).

          (c)        Conversion. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 2(b) shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount
Conversion Price

          No fractional shares of Common Stock are to be issued upon the conversion of any Preferred Share, but rather the number of shares of Common Stock to be issued shall be rounded to the nearest whole number.

          (d)        Mechanics of Conversion. The conversion of Preferred Shares shall be conducted in the following manner:

                       (i)          Holder’s Delivery Requirements. To convert Preferred Shares into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and the Company’s designated transfer agent (the “Transfer Agent”) and (B) if required by Section 2(d)(viii), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or compliance with the procedures set forth in Section 13) (the “Preferred Stock Certificates”).

                        (ii)          Company’s Response. Upon receipt by the Company of copy of a Conversion Notice, the Company shall (I) as soon as practicable, but in any event within two (2) Trading Days, send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (II) (A) on or before the third (3rd) Trading Day following the date of receipt by the Company of such Conversion Notice provided the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (B) on or before the fifth (5th) Trading Day following the date of receipt by the Company of such Conversion Notice if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver on the applicable date (the “Share Delivery Date”), to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 2(d)(viii), is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than five (5) Business Days after receipt of the Preferred Stock Certificate(s) (the “Preferred Stock Delivery Date”) and at its own expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

                        (iii)          Dispute Resolution. In the case of a dispute as to the determination of the Closing Sale Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the Holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile within five (5) Business Days of receipt of such Holder’s Conversion Notice or other date of determination. If such Holder and the Company are unable to agree upon the determination of the Closing Sale Price or arithmetic calculation of the Conversion Rate within five (5) Business Days of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall within two (2) Business Days submit via facsimile (A) the disputed determination of the Closing Sale Price to an independent, reputable investment bank selected by the Company and approved by the Required Holders or (B) the disputed arithmetic calculation of the Conversion Rate to the Company’s independent, outside accountant. The Company shall cause, at the Company’s expense, the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holders of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent error.

                       (iv)          Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

                        (v)          Company’s Failure to Timely Convert.

                                     (A)          Cash Damages.

                                                     (1) If (x) on any Share Delivery Date, the Company shall fail to credit a Holder’s balance account with DTC or issue and deliver a certificate to such Holder for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion or the Company’s conversion, as applicable, of Preferred Shares or (y) within three (3) Trading Days of the Company’s receipt of a Preferred Stock Certificate, the Company shall fail to issue and deliver a new Preferred Stock Certificate representing the number of Preferred Shares to which such Holder is entitled pursuant to Section 2(d)(ii), then due to the uncertainty and difficulty of estimating a Holder’s damages for such delay and as a reasonable estimate of such Holder’s actual loss due to the delay and not as a penalty, the Company shall pay additional damages to such Holder for each day after the Share Delivery Date or the Company Delivery Date, as applicable, that such conversion is not timely effected and/or each day after the Preferred Stock Delivery Date that such Preferred Stock Certificate is not delivered in an amount equal to one and one half percent (1.5%) of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date or Company Delivery Date, as applicable, and to which such Holder is entitled as set forth in the applicable Conversion Notice or in any Company Conversion Notice and, in the event the Company has failed to deliver a Preferred Stock Certificate to the Holder on or prior to the Preferred Stock Delivery Date, the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Stock Certificate as of the Preferred Stock Delivery Date and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date or Company Delivery Date, as applicable, in the case of the failure to deliver Common Stock, or the Preferred Stock Delivery Date, in the case of failure to deliver a Preferred Stock Certificate.

                                                      (2) If the Company fails to pay the additional damages set forth in Section 2(d)(v)(A)(1) within five (5) Trading Days of the date incurred, then the Holder entitled to such payments shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of shares of Common Stock equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date as specified by the Holder in the Conversion Notice or in effect on the Company Delivery Date.

                                                      (3) The foregoing damages set forth in Sections 2(d)(v)(A)(1) and (2) shall not be payable if the failure of the Company to credit a Holder’s balance account with DTC or to issue and deliver a certificate to such Holder for Common Stock or the failure to issue and deliver a new Preferred Stock Certificate is due to acts beyond the control of the Company (for example, the failure of DTC to credit the account despite instructions from the Company).

                                                      (4) In addition to the foregoing, if (i) on the Share Delivery Date or (ii) on any Company Delivery Date, the Company shall fail to issue and deliver a certificate to a Holder or credit such Holder’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion or the Company’s Conversion, as applicable, of Preferred Shares, and if on or after such Trading Day, the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Sale Price on the Conversion Date.

                    (B)          Void Conversion Notice; Adjustment of Conversion Price. If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled prior to the sixth (6th) Trading Day after the Share Delivery Date or Company Delivery Date, as applicable, with respect to a conversion of Preferred Shares, then the Holder, upon written notice to the Company, with a copy to the Transfer Agent, may void its Conversion Notice or any applicable Company Conversion Notice, with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such Holder’s Conversion Notice or Company Conversion Notice; provided that the voiding of a Holder’s Conversion Notice or Company Conversion Notice, as applicable, shall not effect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 2(d)(v)(A) or otherwise.

                    (C)          Conversion Failure. If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled prior to the tenth (10th) Trading Day after the Share Delivery Date with respect to a conversion of Preferred Shares (a “Conversion Failure”), then the Holder, upon written notice to the Company, may require that the Company redeem all Preferred Shares held by such Holder, including the Preferred Shares previously submitted for conversion and with respect to which the Company has not delivered shares of Common Stock, in accordance with Section 3. Notwithstanding anything to the contrary in this Certificate of Designations, a Holder’s exclusive remedies for the Company’s failure to deliver shares of Common Stock on any Share Delivery Date shall be as set forth in Section 2(d)(v) and Section 3.

                    (vi)          Pro Rata Conversion; Disputes. In the event the Company receives a Conversion Notice from more than one Holder for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares, the Company shall convert from each Holder electing to have Preferred Shares converted at such time a pro rata amount of such Holder’s Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such Holder relative to the number of Preferred Shares submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a conversion of Preferred Shares, the Company shall issue to such Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 2(d)(iii).

                    (vii)          Mandatory Redemption at Maturity.

                    (A)          If any Preferred Share remains outstanding on the Maturity Date and not otherwise converted pursuant to Section 2(b), the Company shall redeem such Preferred Share for an amount in cash per Preferred Share (the “Maturity Date Redemption Price”) equal to the Conversion Amount plus the greater of (i) the Accretion Amount and (ii) the Participation Amount, by wire transfer of immediately available funds to an account designated in writing by such Holder.

                    (B)          If the Company fails to redeem all of the Preferred Shares outstanding on the Maturity Date by payment of the Maturity Date Redemption Price for each such Preferred Share, then in addition to any other remedy such Holder may have under any Transaction Document, the conversion rights of each Holder shall remain in full force and effect. If the Company has failed to pay the Maturity Date Redemption Price in a timely manner as described above, then the Maturity Date shall be automatically extended for any Preferred Shares until the date on which the Holders receive shares of Common Stock (upon conversion thereof) or the Maturity Date Redemption Price, as applicable, and shall be further extended for any Preferred Shares for as long as a Triggering Event or an event that with the passage of time or giving of notice would constitute a Triggering Event shall have occurred and be continuing. For the avoidance of doubt, any such failure to redeem any Preferred Shares outstanding on the Maturity Date shall be deemed a Triggering Event.

(C) Other than as specifically permitted by this Certificate of Designations, the Company may not redeem any of the outstanding Preferred Shares.

                    (viii)          Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of Preferred Shares in accordance with the terms hereof, the Holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Company unless (A) the full or remaining number of Preferred Shares represented by the certificate are being converted or (B) a Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Preferred Shares upon physical surrender of any Preferred Shares. The Holder and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of the Company establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. In connection with any transfer of all or any portion of Preferred Shares held by any Holder, such Holder may physically surrender the certificate representing the Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of such Holder a new certificate or certificates of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate. A Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(d)(viii) THEREOF. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(d)(viii) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

          (e)          Taxes.

                       (i)          Any and all payments made by the Company hereunder, including any amounts received on a conversion or redemption of the Preferred Shares and any amounts on account of dividends or deemed dividends, must be made by it without any Tax Deduction, unless a Tax Deduction is required by law. If the Company is aware that it must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must notify the affected Holders promptly.

                        (ii)          If a Tax Deduction is required by law to be made by the Company, subject to Section 2(e)(i) above, the amount of the payment due from the Company will be increased to an amount which (after making the Tax Deduction including a Tax Deduction applicable to additional sums payable pursuant to this Section 2(e)) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required. If the Company is required to make a Tax Deduction, it must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

          As soon as practicable after making a Tax Deduction or a payment required in connection with a Tax Deduction, the Company must deliver to the Holder any official receipt or form, if any, provided by or required by the taxing authority to whom the Tax Deduction was paid.

                        (iii)          In addition, the Company agrees to pay in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or in connection with the execution, delivery, registration or performance of, or otherwise with respect to, the Preferred Shares (“Other Taxes”). As soon as practicable after making a payment of Other Taxes, the Company must deliver to such Holder any official receipt or form, if any, provided by or required by the taxing authority to whom the Tax Deduction was paid.

                        (iv)          The obligations of the Company under this Section 2(e) shall survive the Maturity Date of the Preferred Shares and the payment for the Preferred Shares and all other amounts payable hereunder.

          (f)          Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section 2(f).

                        (i)          Adjustment of Conversion Price upon Issuance of Common Stock Before and After 18 month Anniversary. If and whenever on or after the Subscription Date and prior to the eighteen (18) month anniversary of the Initial Issuance Date, the Company issues or sells, or in accordance with this Section 2(f)(i) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued or sold by the Company in connection with any Excluded Security) for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. If and whenever after the eighteen (18) month anniversary of the Initial Issuance Date, the Company issues or sells, or in accordance with this Section 2(f)(i) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued or sold by the Company in connection with any Excluded Security) in a Dilutive Issuance, then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the Adjusted Price. For purposes of determining the adjusted Conversion Price under this Section 2(f)(i), the following shall be applicable:

                    (A)          Issuance of Options. If the Company in any manner grants or sells any Options (other than Excluded Securities) and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then each such share of Common Stock underlying such Option shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 2(f)(i)(A), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

                    (B)          Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities (other than Excluded Securities) and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then each such share of Common Stock underlying such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 2(f)(i)(B), the “lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 2(f)(i), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                    (C)          Change in Option Price or Rate of Conversion. If the purchase price provided for in any Option, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2(f)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

                    (D)          Expiration of Options or Convertible Securities. If any rights or options or the conversion privileges represented by any Options or Convertible Securities shall expire without having been exercised, the Conversion Price as adjusted upon the issuance of such Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold on the exercise of such Options or conversion of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such Options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities. No readjustment pursuant to this clause (D) shall have the effect of increasing the Conversion Price to an amount which exceeds the Conversion Price on the original adjustment date.

                    (E)          Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.001. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such securities on the date of receipt of such securities. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation, the fair value of such consideration will be determined by a reputable investment bank selected by the Company and approved by the Required Holders. The Company shall cause, at the Company’s expense, the investment bank to perform the determinations or calculations and notify the Company and the Holders of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s calculation shall be binding upon all parties absent error.

                    (F)          Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (I) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (II) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                    (ii)          Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time after the Subscription Date combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

                    (iii)          Issuances of Common Stock upon Exercise of Options or Convertible Securities.

                         (A)          If, at any time after the Subscription Date, any holder of Options or Convertible Securities which are outstanding on the day immediately preceding the Subscription Date, converts, exercises or exchanges such Options or Convertible Securities and the Closing Sale Price of the Common Stock on the date of conversion, exercise or exchange is greater than the price per share paid (or deemed paid) by the holder of such Options or Convertible Securities to convert, exercise or exchange such securities, then the Company shall promptly issue to holders of Preferred Shares in aggregate (and such aggregate amount shall be distributed among the holders of Preferred Shares based on the percentage of Preferred Shares purchased by such holder on the Initial Issuance Date), that number of shares of Common Stock as equals the product of (1) the number of shares of Common Stock issued upon conversion, exercise or exchange of such Options or Convertible Securities and (2) a fraction, the numerator of which is (x) the Closing Sale Price of the Common Stock on the date of conversion, exercise or exchange, less (y) the per share price paid (or deemed paid) by the holder of such Options or Convertible Securities to convert, exercise or exchange such securities, and the denominator of which is the Closing Sale Price of the Common Stock on the date of such conversion, exercise or exchange.

                         (B)          If, at any time after the Subscription Date the Company grants any Options or Convertible Securities under the Company’s management incentive plan in effect on the Subscription Date, then upon the conversion, exercise or exchange of such Options or Convertible Securities, the Company shall promptly issue to the holders of Preferred Stock in aggregate (and such aggregate amount shall be distributed among holders of Preferred Shares based on the percentage of Preferred Shares purchased by such holder on the Initial Issuance Date), that number of shares of Common Stock as equals the number of shares of Common Stock issued upon conversion, exercise or exchange of such Options or Convertible Securities.

                    (iv)          Other Events. If any event occurs of the type contemplated by the provisions of this Section 2(f) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(f).

          (g)     Notices.

                    (i)          Promptly following any adjustment of the Conversion Price pursuant to Section 2(f), the Company will give written notice thereof to each Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment. In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section 2(d)(iii).

                    (ii)          Subject to the provisions set forth below, the Company will give written notice to each Holder at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Fundamental Transaction or Liquidation Event, provided that such notice will be provided only if such information has been made known to the public prior to or in conjunction with such notice being provided to such Holder.

                    (iii)          Subject to the provisions set forth below, the Company will also give written notice to each Holder at least ten (10) Business Days prior to the date on which any Fundamental Transaction or Liquidation Event will take place, provided that such notice will be provided only if such information has been made known to the public prior to or in conjunction with such notice being provided to such Holder.

          (h)     Additional Preferred Shares; Variable Securities; Dilutive Issuances. For so long as any Preferred Shares are outstanding, the Company will not, without the prior written consent of the Required Holders, issue any Preferred Shares and the Company shall not issue any other securities that would cause a breach or default under this Certificate of Designations other than those issued pursuant to the Securities Purchase Agreement. For so long as any Preferred Shares remain outstanding, the Company shall not, in any manner, issue or sell any rights, warrants or options to subscribe for or purchase Common Stock or directly or indirectly convertible into or exchangeable or exercisable for Common Stock at a conversion, exchange or exercise price which varies or may vary after issuance with the market price of the Common Stock, including by way of one or more reset(s) to any fixed price unless the conversion, exchange or exercise price of any such security cannot be less than the then applicable Conversion Price with respect to the Common Stock into which any Preferred Shares are convertible.

3.          Redemption at Option of Holders.

          (a)     Triggering Event. A “Triggering Event” shall be deemed to have occurred at such time as any of the following events:

                    (i)          the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within ten (10) Business Days after the applicable Share Delivery Date or (B) notice, written or oral, to any Holder, including by way of public announcement, or through any of its agents, at any time, of the Company’s intention not to comply, as required, with a request for conversion of any Preferred Shares into shares of Common Stock that is tendered in accordance with the provisions of this Certificate of Designations;

                    (ii)          the Company’s failure to pay to any Holder any amounts when and as due pursuant to this Certificate of Designations (including any payments due in respect of any redemption) or any other Transaction Document (as defined in the Securities Purchase Agreement), only if such failure continues for a period of at least five (5) Business Days after the date in which the Company is notified of such failure by the affected Holder(s);

                    (iii)          the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company or any Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable Federal or State law or (C) appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of sixty (60) consecutive days;

                    (iv)          the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action;

                    (v)          any event of default occurs with respect to any Indebtedness of the Company or its subsidiaries in excess of $100,000, and any applicable grace periods in such Indebtedness with respect to such event of default shall have expired; provided that if such event of default is waived by the holders of such Indebtedness prior to any Holder taking any action pursuant to this Certificate of Designations, no Triggering Event under this clause (v) shall be deemed to have occurred; or

                    (vi)          the Company breaches any representation, warranty, covenant or other term or condition of any Transaction Document in any material respect, except, in the case of a breach of a covenant which is curable, only if such breach remains uncured for a period of at least ten (10) Business Days.

          (b)     Redemption Option Upon Triggering Event. In addition to all other rights of the Holders contained herein, after a Triggering Event, each Holder shall have the right, at such Holder’s option, to require the Company to redeem all or a portion of such Holder’s Preferred Shares at a price per Preferred Share equal to the Conversion Amount plus the greater of (i) the Accretion Amount and (ii) the Participation Amount (the “Triggering Event Redemption Price”).

          (c)     Mechanics of Redemption at Option of Buyer. Within one (1) Business Day after the occurrence of a qualifying Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier (“Notice of Triggering Event”) to each Holder. At any time after the earlier of a Holder’s receipt of a Notice of Triggering Event and such Holder becoming aware of a Triggering Event, any Holder of Preferred Shares then outstanding may require the Company to redeem up to all of such Holder’s Preferred Shares by delivering written notice thereof via facsimile and overnight courier (“Notice of Redemption at Option of Holder”) to the Company, which Notice of Redemption at Option of Holder shall indicate the number of Preferred Shares that such Holder is electing to redeem.

          (d)     Payment of Triggering Event Redemption Price. Upon the Company’s receipt of a Notice(s) of Redemption at Option of Buyer from any Holder, the Company shall within three (3) Business Days of such receipt notify each other Holder by facsimile of the Company’s receipt of such notice(s). The Company shall deliver on the tenth (10th) Business Day after the Company’s receipt of the first Notice of Redemption at Option of Holder the applicable Triggering Event Redemption Price (the “Triggering Event Redemption Date”) to all Holders that deliver a Notice of Redemption at Option of Holder prior to the fifth (5th) Business Day after the Company’s receipt of the first Notice of Redemption at Option of Holder. To the extent redemptions required by this Section 3 are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. If the Company is unable to redeem all of the Preferred Shares submitted for redemption, the Company shall (i) redeem a pro rata amount from each Holder based on the number of Preferred Shares submitted for redemption by such Holder relative to the total number of Preferred Shares submitted for redemption by all Holders and (ii) in addition to any remedy such Holder may have under this Certificate of Designations and the Securities Purchase Agreement, pay to each Holder interest at the rate of one and one-half percent (1.5%) per month (prorated for partial months) in respect of each unredeemed Preferred Share until paid in full. The Holders and Company agree that in the event of the Company’s redemption of any Preferred Shares under this Section 3, the Holders’ damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holders. Accordingly, any redemption premium due under this Section 3 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holders’ actual loss of its investment opportunity and not as a penalty.

          (e)     Void Redemption. In the event that the Company does not pay the Triggering Event Redemption Price within the time period set forth in Section 3(d), at any time thereafter and until the Company pays such unpaid applicable Triggering Event Redemption Price in full, a Holder shall have the option, in lieu of redemption, to require the Company to promptly return to such Holder any or all of the Preferred Shares that were submitted for redemption by such Holder under this Section 3 and for which the applicable Triggering Event Redemption Price has not been paid, by sending written notice thereof to the Company via facsimile (the “Void Optional Redemption Notice”). Upon the Company’s receipt of such Void Optional Redemption Notice, (i) the Notice of Redemption at Option of Holder shall be null and void with respect to those Preferred Shares subject to the Void Optional Redemption Notice and (ii) the Company shall immediately return any Preferred Shares subject to the Void Optional Redemption Notice.

          (f)     Disputes; Miscellaneous. In the event of a dispute as to the determination of the arithmetic calculation of the Triggering Event Redemption Price, such dispute shall be resolved pursuant to Section 2(d)(iii) above, with the term “Triggering Event Redemption Price” being substituted for the term “Conversion Rate”. In the event of a redemption pursuant to this Section 3 of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the Holder of such Preferred Shares a Preferred Stock Certificate representing the remaining Preferred Shares which have not been redeemed, if necessary.

4.          Other Rights of Holders.

          (a)     Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing (with the purchase or other acquisition (whether by merger, consolidation or otherwise) of at least a majority of the outstanding shares of the Company’s Common Stock automatically constituting an assumption in writing) all of the obligations of the Company under this Certificate of Designations and the other Transaction Documents in accordance with the provisions of this Section 4(a) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders, including agreements to deliver to each Holder of Preferred Shares in exchange for such Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designations including, without limitation, having a stated value and accretion rate equal to the stated value and accretion rate of the Preferred Shares held by such Holder and having similar ranking to the Preferred Shares, and satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on the Principal Market or an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designations with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion of the Preferred Shares at any time after the consummation of the Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the conversion of the Preferred Shares prior to such Fundamental Transaction, such shares of publicly traded common stock (or their equivalent) of the Successor Entity, as adjusted in accordance with the provisions of this Certificate of Designations. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Preferred Shares.

          (b)     Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

5.          Reservation of Shares.

          (a)      The Company shall have sufficient authorized and unissued shares of Common Stock for each of the Preferred Shares equal to one hundred thirty percent (130%) of the number of shares of Common Stock necessary to effect the conversion at the Conversion Rate with respect to the Conversion Amount of each such Preferred Share as of the Initial Issuance Date. The Company shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Preferred Shares, such number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Preferred Shares then outstanding; provided that at no time shall the number of shares of Common Stock so reserved be less than one hundred thirty percent (130%) of the number of shares of Common Stock for which the Preferred Shares are at any time convertible (the “Required Reserve Amount”). The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Preferred Shares held by each Holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event a Holder shall sell or otherwise transfer any of such Holder’s Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares (other than pursuant to a transfer of Preferred Shares in accordance with the immediately preceding sentence) shall be allocated to the remaining Holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such Holders.

          (b)     Insufficient Authorized Shares. If at any time while any of the Preferred Shares remain outstanding, the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Preferred Shares at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Preferred Shares then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than one hundred twenty (120) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

6.          Voting Rights. Each Holder shall be entitled to the whole number of votes equal to the number of shares of Common Stock into which such Holder’s Preferred Shares would be convertible based on the Conversion Price on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock. Each Holder shall be entitled to receive the same prior notice of any stockholders’ meeting as is provided to the holders of Common Stock in accordance with the bylaws of the Company, as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting, and shall vote as a class with the holders of Common Stock as if they were a single class of securities upon any matter submitted to a vote of stockholders, except those matters required by law or by the terms hereof to be submitted to a class vote of the Holders of Preferred Shares, in which case the Holders of Preferred Shares only shall vote as a separate class.

7.          Nomination of Directors.

          (a)     So long as at least twenty-five percent (25%) of the Preferred Shares issued on the Initial Issuance Date (subject to adjustment for stock splits, reverse stock splits, stock dividends, combination or other similar recapitalizations) are outstanding, the Required Holders shall have the right to nominate two (2) directors, and so long as at least fifteen percent (15%) of the Preferred Shares issued on the Initial Issuance Date (subject to adjustment for stock splits, reverse stock splits, stock dividends, combination or other similar recapitalizations) are outstanding, the Required Holders shall have the right to nominate one (1) director (collectively, the “Investor Directors” and any such director, an “Investor Director”) to be elected to the Company’s board of directors (the “Board”). Any such nominee for Investor Director shall be subject to (a) the reasonable approval of the Board’s nominating and corporate governance committee (the “Governance Committee”) (such approval not to be unreasonably withheld, conditioned or delayed), and (b) satisfaction of all legal and governance requirements regarding service as a director of the Company; provided, that the Company shall at the reasonable request of the Required Holders, so long as such request is not inconsistent with applicable law or exchange requirements, amend or modify any such requirements so as not to in any way impede the right of the Required Holders to nominate directors. The Company from time to time shall take all actions reasonably required by the Required Holders such that the number of members on the Board shall (i) except as otherwise provided herein, consist of no more than three (3) non-Investor Directors, and (ii) if necessary and requested by the Required Holders, be increased such that there are sufficient seats on the Board for the Investor Directors to serve on the Board and such vacancies (the “Investor Director Seats”) shall be filled by the Investor Directors, effective as of the date that the Required Holders determine to appoint such Investor Directors. Each Investor Director appointed pursuant to this Section 7 shall continue to hold office until such Investor Director’s term expires, subject, however, to prior death, resignation, retirement, disqualification or termination of term of office as provided herein.

          (b)     Continuing Designation of Investor Directors. So long as any Preferred Shares are outstanding, at each meeting of the Company’s stockholders at which the election of directors to the Investor Director Seats is to be considered, the Company shall, subject to the provisions this Section 7, nominate the Investor Director(s) designated by the Required Holders for election to the Board by the holders of voting capital stock and solicit proxies from the Company’s stockholders in favor of the election of Investor Directors. Subject to the provisions of this Section 7, the Company shall use all reasonable best efforts to cause each Investor Director to be elected to the Board (including voting all unrestricted proxies in favor of the election of such Investor Director and including recommending approval of such Investor Director’s appointment to the Board) and shall not take any action which would diminish the prospects of such Investor Director(s) of being elected to the Board.

          (c)     Resignation from the Board. Any elected Investor Director may resign from the Board at any time by giving written notice to the Board. The resignation shall be effective without acceptance when the notice is given to the Board, unless a later effective time is specified in the notice.

          (d)     Removal. Any Investor Director may be removed, with or without cause, solely by the holders of a majority of Preferred Shares outstanding.

          (e)     Vacancies. In the event of a vacancy on the Board resulting from the death, disqualification, resignation, retirement or termination of term of office of an Investor Director nominated by the Required Holders, the Company shall use all reasonable best efforts to fill such vacancy with a representative designated by the Required Holders as provided hereunder, in either case, to serve until the next annual or special meeting of the stockholders (and at such meeting, such representative, or another representative designated by the Required Holders, will be elected to the Board in the manner set forth in this Section 7).

          (f)     Reimbursement of Expenses. The Investor Directors and any Board Observer (as defined below), if any, shall be entitled to reimbursement of reasonable expenses incurred in such capacities, but shall not otherwise be entitled to any compensation from the Company in such capacities as Investor Directors or the Board Observer.

          (g)     Board Observer. The Required Holders shall also have the right to designate two (2) non-compensated, non-voting observers (the “Board Observers”) to attend all meetings of the Board and all meetings of committees of the Board, including the audit committee as an observer. Each Board Observer shall be entitled to notice of all meetings of the Board and committees of the Board in the manner that notice is provided to members of the Board, shall be entitled to receive all materials provided to members of the Board and applicable committees, and shall be entitled to attend (whether in person, by telephone, or otherwise), all meetings of the Board and committees of the Board as a non-voting observer.

          (h)     Subsidiaries and Committees. Subject to satisfaction of all legal and governance requirements regarding service as a director or member of any committee of the Company or any of its subsidiaries, at the request of the Required Holders, the Company shall cause the Investor Directors to have proportional representation (relative to their percentage on the whole Board, but in no event less than one (1) representative) on the boards (or equivalent governing body) of each subsidiary (each, a “Sub Board”), and on each committee of the Board and each Sub Board (except to the extent prohibited by applicable law or exchange requirements). The Company shall at the reasonable request of the Required Holders, so long as such request is not inconsistent with applicable law or exchange requirements, amend or modify any requirements regarding service as a director or member of any committee of the Company or any of its subsidiaries.

          (i)     Liability Insurance. The Company shall purchase and maintain directors and officers liability insurance covering such Investor Director in accordance with the requirements of the indemnification agreement between the Company and such Investor Director entered into upon such director’s appointment to the Board of Directors.

8.          Change of Control Redemption Right; Liquidation, Dissolution, Winding-Up.

          (a)     Change of Control. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holders (a “Change of Control Notice”). At any time during the period (the “Change of Control Period”) beginning after a Holder’s receipt of a Change of Control Notice and ending on the date that is twenty (20) Trading Days after the consummation of such Change of Control, such Eligible Holder may require the Company to redeem all or any portion of such Holder’s Preferred Shares by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem. Any Preferred Shares subject to redemption pursuant to this Section 8 shall be redeemed by the Company in cash at a price per Preferred Share equal to the greater of (i) the Conversion Amount plus the greater of (y) the Accretion Amount and (z) the Participation Amount, and (ii) (1) the product of (A) the Conversion Amount being redeemed multiplied by (B) the quotient determined by dividing (I) the aggregate cash consideration and the aggregate cash value of any non-cash consideration per share of Common Stock to be paid to the holders of the share of Common Stock upon consummation of the Change of Control (any such non-cash consideration consisting of marketable securities to be valued at the higher of (x) the Closing Sale Price of such securities as of the Trading Day immediately prior to the consummation of such Change of Control, (y) the Closing Sale Price as of the Trading Day immediately following the public announcement of such proposed Change of Control and (z) the Closing Sale Price as of the Trading Day immediately prior to the public announcement of such proposed Change of Control) by (II) the Conversion Price (the “Change of Control Redemption Price”). The Company shall make payment of the Change of Control Redemption Price concurrently with the consummation of such Change of Control if such a Change of Control Redemption Notice is received prior to the consummation of such Change of Control and within five (5) Trading Days after the Company’s receipt of such notice otherwise (the “Change of Control Redemption Date”). To the extent redemptions required by this Section 8(a) are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 8(a), until the Change of Control Redemption Price is paid in full, the Conversion Amount submitted for redemption under this Section 8 may be converted, in whole or in part, by the Holder into shares of Common Stock, or in the event the Conversion Date is after the consummation of the Change of Control, shares or equity interests of the Successor Entity substantially equivalent to the Company’s Common Stock pursuant to Section 2(c)(i). The parties hereto agree that in the event of the Company’s redemption of any portion of the Preferred Shares under this Section 8(a), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 8(a) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty. In the event that the Company does not pay the Change of Control Redemption Price on the Change of Control Redemption Date, then the Holder shall have the option to, in lieu of redemption, require the Company to promptly return to such Holder any or all of the Preferred Shares that were submitted for redemption by such Holder under this Section 8(a) and for which the applicable Change of Control Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company via facsimile (the “Void Change of Control Redemption Notice”). Upon the Company’s receipt of such Void Change of Control Redemption Notice, (i) the Change of Control Redemption Notice shall be null and void with respect to those Preferred Shares subject to the Void Change of Control Redemption Notice and (ii) the Company shall immediately return any Preferred Shares subject to the Void Change of Control Redemption Notice.

          (b)     Liquidation. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of the Capital Stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the Conversion Amount plus the greater of (i) the Accretion Amount and (ii) the Participation Amount; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the “Pari Passu Shares”), if any, then each Holder and each holder of any such Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, in accordance with the respective Certificates of Designations, Preferences and Rights governing the Preferred Shares and Pari Passu Shares, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. To the extent necessary, the Company shall cause such actions to be taken by any of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section. All the preferential amounts to be paid to the Holders under this Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of other classes or series of preferred stock of the Company junior in rank to the Preferred Shares in connection with a Liquidation Event as to which this Section applies. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event. Notwithstanding anything to the contrary in this Section 8, until the Liquidation Funds are distributed to the Holders, the Preferred Shares may be converted, in whole or in part, by any Holder into Common Stock pursuant to Section 2(b).

9.          Ranking. All shares of Common Stock and any other preferred stock (including, for the avoidance of doubt, the Series A Preferred Stock, the Series B Preferred Stock and Series C Preferred Stock) of the Company shall be of junior rank to all Preferred Shares with respect to the preferences as to dividends, distributions, amortization and/or redemption and/or payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock and any other preferred stock of the Company shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the Required Holders, the Company shall not hereafter authorize or issue additional or other Capital Stock that is of senior or pari-passu rank to the Preferred Shares in respect of the preferences as to dividends, distributions, amortization and/or redemption and/or payments upon a Liquidation Event. The Company shall be permitted to issue preferred stock that is junior in rank to the Preferred Shares in respect of the preferences as to dividends, distributions, amortization and/or redemption payments and/or payments upon the liquidation, dissolution and winding up of the Company, provided that the maturity date (or any other date requiring redemption or repayment (whether through a scheduled amortization, redemption or otherwise) of such preferred stock) of any such junior preferred stock is not on or before the ninety-first (91st) day following the Maturity Date. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein (except that the Preferred Shares may not be pari passu with, or junior to, any Capital Stock of the successor entity) and no merger shall result inconsistent therewith.

10.          Participation. Subject to approval under Section 11(a)(v) or (vi), and subject to the rights of the holders, if any, of the Pari Passu Shares, the Holders shall, as holders of Preferred Stock, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holders had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock. Following the occurrence of a Liquidation Event and the payment in full to a Holder of its applicable liquidation preference, such Holder shall cease to have any rights hereunder to participate in any future dividends or distributions made to the holders of Common Stock.

11.          Required Vote to Change the Terms of or Issue Preferred Shares and/or Take Other Action.

          (a)     Except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, shall be required before the Company may:

                      (i)           amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock (including any amendment to the Certificate of Designations for the Series D Preferred Stock), if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Preferred Shares, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise;

                      (ii)        increase or decrease (other than by conversion) the authorized number of shares of Preferred Shares;

                      (iii)           issue, create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or is on a parity with the Preferred Shares with respect to dividends, redemption or the distribution of assets on the liquidation, dissolution or winding up of the Company;

                       (iv)           issue any shares of the Company’s Series A Preferred Stock, par value $0.001 per share, Series B Preferred Stock, par value $0.001 per share, or Series C Preferred Stock, par value $4.00 per share.

                       (v)           purchase, repurchase or redeem any shares of Common Stock;

                       (vi)           pay dividends or make any other distribution on the Common Stock;

                      (vii)          authorize, approve or enter into any Approved Stock Plan, or other employee benefit plan pursuant to which the Company’s securities may be issued to any employee, consultant, officer or director for services provided to the Company;

                      (viii)          authorize, approve or pay any compensation to a director of the Company for services rendered in his or her capacity as a director (A) for cash compensation, if such compensation is in excess of (i) $4,000 per attendance at a meeting of the board of directors, (ii) $2,000 for participation in a telephonic meeting of the board of directors, (iii) $2,000 per attendance at or participation in a meeting of a committee of the board of directors, or (iv) $100,000 per year for the Chairman of the Board of Directors (so long as Marc Particelli is the Chairman) or (B) if such compensation is in a form other than cash;

                      (ix)          whether or not prohibited by the terms of the Preferred Shares, circumvent a right of the Preferred Shares; or

                      (x)          resolve or agree to take any of the foregoing actions.

          (b)         In addition, so long as at least fifty percent (50%) of the Preferred Shares issued on the Initial Issuance Date (subject to stock splits, reverse stock splits, stock dividends, recapitalizations or similar transactions) are outstanding, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, shall be required before the Company may:

                       (i)            materially change the business of the Company or its subsidiaries;

                      (ii)          amend or otherwise modify or obligate itself or any subsidiary to enter into any agreement or transaction that would amend or otherwise modify, Section 3of the Maritz Agreement;

                       (iii)          resolve or agree to take any of the foregoing actions.

          (c)          In addition, so long as at least fifteen percent (15%) of the Preferred Shares issued on the Initial Issuance Date (subject to stock splits, reverse stock splits, stock dividends, recapitalizations or similar transactions) are outstanding, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, shall be required before the Company may:

                      (i)          take any action set forth in Sections 9(b), (c), (d), (e), (f), (h), (t), (u), (v) or (w) of the Senior Notes, even if such Senior Notes cease to be outstanding;

                      (ii)          offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any Indebtedness of it or its Subsidiaries that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for shares of Common Stock, Options, Convertible Securities or other Capital Stock of the Company;

                      (iii)          take any action that would be a material deviation from the annual budget approved by the Board of Directors;

                      (iv)          enter into any material contract not contemplated by the annual budget approved by the Board of Directors; or

                      (v)          resolve or agree to take any of the foregoing actions.

12.          Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

13.          Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. Except as otherwise specifically set forth herein, the remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief). Except as otherwise specifically set forth herein, no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Except as otherwise specifically set forth herein, nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, except as otherwise specifically set forth herein, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required. Notwithstanding anything to the contrary contained herein, no Holder shall be entitled to consequential, indirect or incidental damages hereunder. However, the foregoing shall not in any way limit a Holder from being reimbursed for its costs, fees or expenses, including, without limitation, reasonable attorneys’ fees and disbursements in connection with any of its rights and remedies hereunder.

14.          Construction. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Buyers (as defined in the Securities Purchase Agreement) and shall not be construed against any person as the drafter hereof.

15.          Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

16.          Notice. Whenever notice or other communication is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement (provided that if the Preferred Shares are not held by a Buyer then substituting the words “holder of Securities” for the word “Buyer”).

17.          Transfer of Preferred Shares. A Holder may assign some or all of the Preferred Shares and the accompanying rights hereunder held by such Holder without the consent of the Company so long as such assignment is in compliance with the Transaction Documents and applicable securities laws, as evidenced, if reasonably requested by the Company, by an opinion of counsel reasonably satisfactory to the Company (provided that no such opinion shall be required for sales pursuant to Rule 144 pursuant to the Securities Act of 1933).

18.          Preferred Share Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

19.          Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the Principal Market, the DGCL, this Certificate of Designations or otherwise with respect to the issuance of the Preferred Shares or the Common Stock issuable upon conversion thereof may be effected by written consent of the Company’s stockholders or at a duly called meeting of the Company’s stockholders, all in accordance with the applicable rules and regulations of the Principal Market and the DGCL. This provision is intended to comply with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

* * * * *

          IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Charles Horsey, its President, as of the 15th day of December, 2009

‘mktg, inc.’

By:	/s/ Charles Horsey

Name: Charles Horsey
Title: President

EXHIBIT I

‘mktg, inc.’ CONVERSION NOTICE

          Reference is made to the Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock of ‘mktg, inc.’ (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series D Convertible Participating Preferred Stock, par value $0.001 per share (the “Preferred Shares”), of ‘mktg, inc.’, a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:__________________________________________________________________________________________

Number of Preferred Shares to be converted: ______________________________________________________________________

Stock certificate no(s). of Preferred Shares to be converted:___________________________________________________________

Tax ID Number (If applicable):_________________________________________________________________________________

Please confirm the following information:_________________________________________________________________________

Conversion Price:____________________________________________________________________________________________

Number of shares of Common Stock to be issued:__________________________________________________________________

Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:

Address:___________________________________________________________________________________________________
Telephone Number:__________________________________________________________________________________________
Facsimile Number:___________________________________________________________________________________________

Authorization:_______________________________________________________________________________________________

By:________________________________________________________________________________________________________

Title:______________________________________________________________________________________________________

Dated:_____________________________________________________________________________________________________

Account Number (if electronic book entry transfer):_________________________________________________________________

Transaction Code Number (if electronic book entry transfer):____________________________________________________

[NOTE TO HOLDER — THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT]

ACKNOWLEDGMENT

          The Company hereby acknowledges this Conversion Notice and hereby directs [Transfer Agent] to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated October [_________], 2009 from the Company and acknowledged and agreed to by [Transfer Agent].

‘mktg, inc.’

By:

Name:
Title:

2